CHANGE-IN-CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT entered into this 7th day of October, 2013 (the "Effective Date"), by and between James F. Burke, (the "Employee"), Wayne Bank (the "Bank"), and Norwood Financial Corp. (the "Company").

WHEREAS, the Employee has heretofore been employed by the Bank and the Company as Senior Vice President and Chief Lending Officer, and the Bank and the Company deem it to be in their best interest to enter into this Agreement as additional incentive to the Employee to continue as an executive employee of the Bank and the Company; and

WHEREAS, the parties desire by this writing to set forth their understanding as to their respective rights and obligations in the event a change of control occurs with respect to the Bank or the Company.

NOW, THEREFORE, the undersigned parties AGREE as follows:

1.             Defined Terms

When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.

(a)           "Change in Control" shall mean any one of the following events:  (I) the acquisition of ownership, holding or power to vote more than 25% of the Bank's or the Company's voting stock, (ii) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors, (iii) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Bank or the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.  Notwithstanding the foregoing, in the case of (I), (ii) and (iii) hereof, ownership or control of the Bank by the Company itself shall not constitute a Change in Control.  For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.  The decision of the Bank's non-employee directors as to whether or not a Change in Control has occurred shall be conclusive and binding.

(b)           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(c)           "Code §280G Maximum" shall mean product of 2.99 and his "base amount" as defined in Code §280G(b)(3).

(d)           "Good Reason" shall mean any of the following events, which has not been consented to in advance by the Employee in writing: (I) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than thirty (30) miles from his primary office as of the date of the Change in Control; (ii) a material reduction in the Employee's base compensation as in effect on the date of the Change in Control or as the same may be increased from time to time; (iii) the failure by the Bank or the Company to continue to provide the Employee with compensation and benefits provided for on the date of the Change in Control, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank or the Company which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him at the time of the Change in Control; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position; (v) a failure to elect or reelect the Employee to the Board of Directors of the Bank or the Company, if the Employee is serving on such Board on the date of the Change in Control; (vi) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank or the Company; or (vii) a material reduction in the secretarial or other administrative support of the Employee.

(e)           "Just Cause" shall mean, in the good faith determination of the Bank's Board of Directors, the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause.  No act, or failure to act, on the Employee's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank and the Company.

(f)           "Protected Period" shall mean the period that begins on the date six months before a Change in Control and ends on the later of the first annual anniversary of the Change in Control or the expiration date of this Agreement.

2.             Trigger Events

The Employee shall be entitled to collect the severance benefits set forth in Section 3 of this Agreement in the event that (I) the Employee voluntarily terminates employment either for any reason within the 30-day period beginning on the date of a Change in Control, (ii) the Employee voluntarily terminates employment within 90 days of an event that both occurs during the Protected Period and constitutes Good Reason, or (iii) the Bank or the Company or their successor(s) in interest terminate the Employee's employment for any reason other than Just Cause during the Protected Period.

3.             Amount of Severance Benefit

If the Employee becomes entitled to collect severance benefits pursuant to Section 2 hereof, the Employee shall receive from the Bank an amount equal to two times the base salary as of the employee’s date of hire and subsequently as of the last date of the prior calendar year preceding the Change in Control, but in no event more than Code §280G Maximum.  Said sum shall be paid in one lump sum within ten (10) days of the later of the date of the Change in Control and the Employee's last day of employment with the Bank or the Company.

In the event that the Employee, the Bank, and the Company jointly agree that the Employee has collected an amount exceeding the Code §280G Maximum, the parties may jointly agree in writing that such excess shall be treated as a loan ab initio which the Employee shall repay to the Bank, on terms and conditions mutually agreeable to the parties, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

4.             Funding of Grantor Trust upon Change in Control

Not later than ten business days after a Change in Control, the Bank shall (I) establish a grantor trust (the "Trust") designed in accordance with Revenue Procedure 92-64 and having a trustee independent of the Bank and the Company, (ii) deposit in said Trust an amount equal to the Code §280G Maximum, unless the Employee has previously provided a written release of any claims under this Agreement, and (I) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.  Upon the earlier of the Trust's final payment of all amounts due under the following paragraph or the date 15 months after the Change in Control, the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee.  The Employee shall thereafter have no further interest in the Trust.

During the 12-consecutive month period after a Change in Control, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee an amount designated in the notice as being payable pursuant to this Agreement.  Within three business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Bank via overnight and registered mail return receipt requested.  On the tenth (10th) business day after mailing said notice to the Bank, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Bank provides the trustee with a written notice directing the trustee to withhold such payment.  In the latter event, the trustee shall submit the dispute to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to this Agreement, and the costs of such arbitration shall be paid by the Bank.  The trustee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Association in making his determination.  The parties and the trustee shall be bound by the results of the arbitration and, within 3 days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Bank, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.

5.             Term of the Agreement.  This Agreement shall remain in effect for the period commencing on the Effective Date and ending on the earlier of (I) the date sixty months after the Effective Date, and (ii) the date on which the Employee terminates employment with the Bank; provided that the Employee's rights hereunder shall continue following the termination of this employment with the Bank under any of the circumstances described in Section 2 hereof.

6.             Termination or Suspension Under Federal Law.

(a)           Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(b)           If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c)           If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(d)           If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall (I) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

7.             Expense Reimbursement.

In the event that any dispute arises between the Employee and the Bank or the Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Agreement or to defend against any action taken by the Bank or the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment in favor of the Employee in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Association.  Such reimbursement shall be paid within ten (10) days of Employee's furnishing to the Bank and the Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

8.             Successors and Assigns.

(a)           This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Company.

(b)           Since the Bank and the Company are contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank and the Company.

9.             Joint and Several Liability

The Company hereby agrees that to the extent permitted by law, it shall be jointly and severally liable for both the payment of all amounts due under this Agreement, and the taking of any actions required under this Agreement.

10.             Amendments

No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

11.             Applicable Law

Except to the extent preempted by Federal law, the laws of the State of Pennsylvania shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

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12.             Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.             Entire Agreement

This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	WAYNE BANK

/s/ William S. Lance	By:	/s/ Lewis J. Critelli
Secretary		President and Chief Executive Officer

ATTEST:
NORWOOD FINANCIAL CORP.

/s/ William S. Lance	By:	/s/ Lewis J. Critelli
Secretary		President and Chief Executive Officer

WITNESS:	EMPLOYEE:

/s/ Kelly S. Teeple	/s/ James F. Burke